Exhibit 99.1

Abeona Therapeutics Appoints João Siffert, M.D.
Chief Executive Officer

Former AveXis Director brings 30 years of experience to the Company

NEW YORK and CLEVELAND, Feb. 11, 2019 – Abeona Therapeutics Inc. (Nasdaq: ABEO), a leading clinical-stage biopharmaceutical company developing novel cell and gene therapies for serious diseases, today announced the appointment of João Siffert, M.D. as Chief Executive Officer (CEO), effective immediately. Dr. Siffert joined Abeona as Head of Reasearch & Development (R&D) and Chief Medical Officer (CMO) in 2018, and has served as interim CEO since November of last year. Dr. Siffert will retain his responsibilities as Head of R&D and CMO until a clinical development lead is identified.

“The Board is confident that João has the right mix of character, leadership, and knowledge to focus Abeona on achieving near-term goals that will pave the way to long-term value for the company,” said Steven H. Rouhandeh, Chairman of the Board and Executive Chairman. “His track record of leading successful therapeutic development programs and his experience at the Board level in gene therapy are well-suited to the opportunities that lie ahead for Abeona.”

“I am honored to assume the role of CEO and thankful for the Board’s confidence in me. I look forward to leading and standing alongside a dedicated team of employees who are committed to bringing transformative treatments for patients in need,” said Dr. Siffert. “The combination of important clinical milestones on the near term horizon, a world-class cell and gene therapy manufacturing facility, and the therapeutic potential of the next-generation AIM vector platform make this an exciting time to take the helm.”

Dr. Siffert has successfully led multiple drug development programs from pre-clinical to regulatory approvals and commercial launches in the U.S. and Europe, and has held several scientific leadership positions in biotech and pharma, including programs in gene therapy. In 2017, Dr. Siffert was appointed to the Board of Directors of gene therapy developer AveXis, which was subsequently acquired by Novartis. He served as Chief Medical Officer for Ceregene from 2007 to 2011, where he was responsible for clinical development of adeno-associated viral (AAV2)-based gene therapies for Parkinson's and Alzheimer’s diseases. Dr. Siffert also led the R&D and medical organizations at Avanir Pharmaceuticals and Avera Pharmaceuticals before most recently guiding translational research, clinical development, regulatory, and medical affairs and health economics as Chief Scientific and Medical Officer for Nestle Health Science. Before joining industry, Dr. Siffert spent seven years in academic practice as a neuro-oncologist. He holds an M.D. from the University of São Paulo and an MBA from Columbia Business School.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing cell and gene therapies for life-threatening rare genetic diseases. Abeona's lead programs include EB-101, its gene-corrected cell therapy for recessive dystrophic epidermolysis bullosa, and ABO-102, a novel AAV9 based gene therapy for Sanfilippo syndrome type A (MPS IIIA). The Company’s portfolio of AAV9 based gene therapies also features ABO-101 for Sanfilippo syndrome type B (MPS IIIB), and ABO-201 and ABO-202 for CLN3 disease and CLN1 disease, respectively. Its preclinical assets include ABO-401, which uses the novel AIM™ AAV vector platform to address all mutations of cystic fibrosis. Abeona has received numerous regulatory designations from the FDA and EMA for its pipeline candidates and is the only company with Regenerative Medicine Advanced Therapy designation for two investigational therapies (EB-101 and ABO-102). www.abeonatherapeutics.com.

Forward Looking Statement

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties.  These statements include statements about the ability of its management team to lead the Company and deliver on key strategies, the market opportunities for the Company’s products and product candidates, and the Company’s goals and objectives.  We have attempted to identify forward looking statements by such terminology as “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the impact of competition, the ability to secure licenses for any technology that may be necessary to commercialize our products, the ability to achieve or obtain necessary regulatory approvals, the impact of changes in the financial markets and global economic conditions, risks associated with data analysis and reporting, and other risks as may be detailed from time to time in the Company’s Annual Reports on Form 10-K and quarterly reports on Form 10-Q and other reports filed by the Company with the Securities and Exchange Commission.  The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this presentation, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor Contact:

Sofia Warner

Director, Investor Relations

Abeona Therapeutics Inc.

+1 (646) 813-4707

swarner@abeonatherapeutics.com

Media Contact:

Scott Santiamo

Director, Corporate Communications

Abeona Therapeutics Inc.

+1 (718) 344-5843

ssantiamo@abeonatherapeutics.com